UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 1, 2008
HANSEN MEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)
380 North Bernardo Avenue
Mountain View, California 94043
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Agreement.
     On April 1, 2008, Hansen Medical, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. Incorporated (the “Underwriter”) pursuant to which the Company agreed to offer and sell 3,000,000 shares of the Company’s common stock, $0.0001 par value per share, in an underwritten public offering. Pursuant to the Underwriting Agreement, the Underwriter has agreed to purchase the shares of common stock from the Company at a price of $13.34 per share, which will result in approximately $39.4 million of net proceeds to the Company, after estimated expenses. The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.
     The offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-149561) previously filed with the Securities and Exchange Commission. The Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated herein by reference. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. The representations and warranties made by the parties to the Underwriting Agreement were made solely for purposes of the Underwriting Agreement and to allocate risk between the parties. You should not rely on the representations, warranties and covenants in the Underwriting Agreement. The opinion of the Company’s counsel regarding the validity of the shares of the Company’s common stock being issued and sold in connection with the Underwriting Agreement is filed as Exhibit 5.1 hereto.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
1.1	Underwriting Agreement dated April 1, 2008 by and among Hansen Medical, Inc. and Morgan Stanley & Co. Incorporated.
5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in its opinion filed as Exhibit 5.1).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Hansen Medical, Inc. (Registrant)
Date: April 7, 2008	/s/ Steven M. Van Dick
Steven M. Van Dick
Chief Financial Officer